Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:      David M. Lobach, Jr. (610) 882-8800

Embassy Bancorp, Inc. Announces Special Cash Dividend

BETHLEHEM, Pa. — June 16, 2011 – Embassy Bancorp, Inc. announced today that its Board of Directors has declared a special cash dividend of $0.03 per share, payable on July 15, 2011, to shareholders of record on June 30, 2011.

“Embassy has experienced significant growth and along with our growth, we have also seen added profitability with customer relationships continuing to move from Wall Street to Main Street.  We are extremely excited to announce a special three cent ($.03) per share dividend for all our committed shareholders.  Thank you Lehigh Valley for your overwhelming support.” said David M. Lobach, Jr., Chairman, President and Chief Executive Officer.

About Embassy Bancorp, Inc.

With over $519 million in assets, Embassy Bancorp, Inc. is the parent company of Embassy Bank for the Lehigh Valley, a full-service community bank operating 7 branch offices in the Lehigh Valley area of Pennsylvania.  For more information about Embassy Bancorp, Inc. and Embassy Bank, please visit www.embassybank.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Embassy Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC).  The statements are valid only as of the date hereof and Embassy Bancorp, Inc. disclaims any obligation to update this information.

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